Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS

SECOND QUARTER 2007 FINANCIAL RESULTS

Silver Spring, MD, July 31, 2007:  United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the quarter ended June 30, 2007.

“We are pleased to report that United Therapeutics has surpassed $50 million in quarterly revenues for the second quarter.  Net income for the quarter was $5.8 million, or $0.28 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.

Financial Results

Revenues grew to $51.8 million in the second quarter of 2007, as compared to $40.2 million in the second quarter of 2006.  Gross margins from sales were $45.8 million in the second quarter of 2007, as compared to $36.0 million in the second quarter of 2006.  The increases in revenues and gross margins resulted primarily from growth in sales of Remodulin.  Net income was $5.8 million or $0.28 per basic share in the second quarter of 2007, as compared to net income of $7.7 million or $0.33 per basic share in the second quarter of 2006.

Research and development expenses consist primarily of salaries and related expenses, costs to acquire pharmaceutical products and product rights for development, and amounts paid to contract research organizations, hospitals and laboratories for the provision of services and materials for drug development and clinical trials. The table below summarizes research and development by major project and non-project components (dollars in thousands):

	Three Months Ended June 30,
	2007	2006	Percentage Change
Project and non-project:
Cardiovascular	$9,269	$6,596	40.5%
Cancer	4,061	2,462	65.0%
Infectious disease	200	180	11.1%
Stock option	2,981	2,173	37.2%
Other	1,459	1,203	21.3%
Total research and development expense	$17,970	$12,614	42.5%

The increase in expenses for our cardiovascular program was primarily attributable to our oral and inhaled projects, each of which required approximately $1.5 million more expenses over the same period in 2006.  The increase in expenses for the cancer program was primarily related to the development of the manufacturing process for OvaRex® in our Silver Spring, Maryland, facility.

Selling, general and administrative expenses consist primarily of salaries, travel, office expenses, insurance, professional fees, provision for doubtful accounts receivable, depreciation and amortization. The table below summarizes selling, general and administrative expenses by major categories (dollars in thousands):

	Three Months Ended June 30,
	2007	2006	Percentage Change
Category:
General and administrative	$9,066	$6,465	40.2%
Sales and marketing	5,708	3,361	69.8%
Stock option	5,700	2,045	178.7%
Total selling, general and administrative expense	$20,474	$11,871	72.5%

The increase in general and administrative expenses was due primarily to increased expenses of approximately $1.1 million of salaries and related expenses from headcount growth to support our expanding operations.  The increase in sales and marketing related expenses was primarily due to an increase in salaries and related expenses of approximately $1.8 million due to an increase in headcount to support our Remodulin sales growth.  The increase in stock option expense of approximately $3.7 million represents increased non-cash employee stock option expense and accruals.

An income tax expense of approximately $3.1 million was recognized for the three months ended June 30, 2007, as compared to approximately $6.2 million for the three months ended June 30, 2006.  The income tax provision was based on the estimated annual effective tax rate for the entire year. The estimated effective tax rate is subject to adjustment in subsequent quarterly periods as the estimates of pre-tax income for the year are adjusted. The effective tax rate for the six months ended June 30, 2007 and 2006, was approximately 35 percent and 44 percent, respectively.  However, we do not anticipate paying significant federal income taxes for 2007 due to the availability of $38.5 million of net operating loss carryforwards and $50.3 million of research tax credits.

During the six months ended June 30, 2006, we recognized a non-cash and non-recurring charge of $2.0 million for the impairment of the HeartBar® tradename.  During the six months ended June 30, 2007, we issued 200,000 shares of our common stock to Toray in connection with an amended license agreement for modified release beraprost.  The issuance of shares resulted in an $11.0 million non-recurring expense because the licensed product has not yet obtained regulatory approval for commercial sales.  If these non-cash, non-recurring items were not recognized during the six-month periods ending June 30, 2007 and 2006, respectively, pro forma net income would have been as follows (in thousands, except per share data):

	Six Months Ended June 30,
	2007	2006

Net income, as reported	$3,025	$9,980
Add back:
Impairment of HeartBar tradename	—	2,024
License fee from issuance of stock	11,013	—
Less tax effect of non-recurring item	(3,905)	(898)
Pro forma net income	$10,133	$11,106

Earnings per share, as reported:
Basic	$0.14	$0.42
Diluted	$0.14	$0.39

Pro forma earnings per share(1):
Basic	$0.48	$0.47
Diluted	$0.46	$0.43

(1) Calculated by dividing pro forma net income from above by weighted average shares outstanding, as reported below.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, July 31, 2007, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-603-1777, with international callers dialing 1-706-679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using access code 10881078.

This teleconference is also being web cast and can be accessed via United Therapeutics’ web site at http://ir.unither.com/eventdetail.cfm?eventid=42516.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the payment of federal and state income taxes for 2007, the generation of taxable income, the availability and utilization of net operating loss carryforwards to reduce taxable income, the availability and utilization of research tax credits to pay income taxes, and the ability to pursue both stock repurchase and drug development programs that are based on our current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in our periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Form 10-K and Form 10-Q.  We are providing this information as of July 31, 2007, and undertake no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$49,381	$38,750	$87,788	$70,370
Service sales	1,783	1,495	3,545	3,039
Distributor fees	667	—	667	—
Total revenues	51,831	40,245	92,000	73,409
Operating expenses:
Research and development	17,970	12,614	35,071	27,314
Research and development expense related to issuance of stock	—	—	11,013	—
Selling, general and administrative	20,474	11,871	35,638	21,950
Impairment of HeartBar® tradename	—	—	—	2,024
Cost of product sales	4,791	3,745	8,606	7,091
Cost of service sales	551	499	1,132	1,030
Total operating expenses	43,786	28,729	91,460	59,409
Income from operations	8,045	11,516	540	14,000
Other income (expense):
Interest income	1,938	2,485	5,983	4,383
Interest expense	(713)	(1)	(1,424)	(1)
Equity loss in affiliate	(79)	(171)	(193)	(378)
Other, net	(279)	5	(220)	15
Total other income, net	867	2,318	4,146	4,019
Income before income tax	8,912	13,834	4,686	18,019
Income tax expense	(3,106)	(6,161)	(1,661)	(8,039)
Net income	$5,806	$7,673	$3,025	$9,980
Net income per common share:
Basic	$0.28	$0.33	$0.14	$0.42
Diluted	$0.26	$0.30	$0.14	$0.39
Weighted average number of common shares outstanding:
Basic	20,837	23,591	21,069	23,483
Diluted	22,020	25,344	22,219	25,577

CONSOLIDATED BALANCE SHEET DATA

As of June 30, 2007

(Unaudited, In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $38,459)	$280,272
Total assets	$471,794
Total liabilities	$281,911
Total stockholders’ equity	$179,001